Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter Ended March 31, 2010

SAN JUAN, Puerto Rico--April 21, 2010--Popular, Inc. (“the Corporation”) (NASDAQ: BPOP) reported a net loss of $85.1 million for the quarter ended March 31, 2010, compared with a net loss of $213.2 million for the quarter ended December 31, 2009, and a net loss of $52.5 million for the quarter ended March 31, 2009.

Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios. Also, refer to Exhibit B for summarized income statement information by reportable segment.

The principal item impacting the financial results for the quarter ended March 31, 2010, when compared with the quarter ended December 31, 2009, was a reduction in the provision for loan losses of $112.6 million. This decrease in the provision for loan losses reflects lower net charge-offs by $74.6 million, mainly in the Puerto Rico construction and commercial loan portfolios, and in the United States mainland home equity lines of credit portfolio, combined with higher reserve provisioning during the fourth quarter of 2009, particularly for the commercial loan sector. Also, the decrease in the provision for loan losses for the first quarter of 2010 relates in part to a reduction of approximately $635 million in loans held-in-portfolio, principally in the U.S. mainland. The ratio of allowance for loan losses to loans held-in-portfolio was 5.53% at March 31, 2010, compared with 5.32% at December 31, 2009.

“While these results reflect a slight improvement in credit trends, we remain cautious for 2010 due to the complicated economic environment in Puerto Rico and the slow recovery in the United States. We continue to reinforce our asset management, servicing and workout teams. In spite of the economic headwinds, our revenue line has remained stable and we have implemented a number of measures to control costs,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.

We were pleased to announce the successful completion of the Corporation’s stock offering and are encouraged by the support received. On April 19, 2010, the Corporation announced that it raised $1.15 billion through the sale of 46,000,000 depositary shares, each representing a 1/40th interest in a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share. The preferred stock represented by depositary shares will automatically convert into shares of Popular common stock at a conversion rate of 8.3333 shares of common stock for each depositary share on the fifth business day after Popular’s common shareholders approve an amendment to increase the number of authorized shares. The conversion of the preferred stock would result in the issuance of over 383 million additional shares of common stock. The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses. Popular intends to use the net proceeds of the offering for general corporate purposes, including investments in, or extensions of credit to, its subsidiaries to increase their capital, including positioning Popular to participate in FDIC-assisted transactions.

Carrión further stated, “The share offering that we completed this week substantially strengthens our balance sheet, giving us the opportunity to pursue growth opportunities and withstand a prolonged economic downturn. The offering is a vote of confidence in Popular and the future of Puerto Rico. We are committed to supporting the recovery of our main market, where we have operated since 1893.”

Net Interest Income

Net interest income for the first quarter of 2010 was $268.9 million, compared with $269.3 million for the fourth quarter of 2009 and $272.5 million for the first quarter of 2009.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarters ended March 31, 2010, December 31, 2009 and March 31, 2009.

	Average balances			Average Yields / Costs
(Dollars in billions)	1st Quarter 2010	4th Quarter 2009	1st Quarter 2009	1st Quarter 2010	4th Quarter 2009	1st Quarter 2009
Money market, trading and investment securities	$8.1	$8.7	$9.8	3.57%	3.51%	3.60%
Loans:
Commercial (a)	14.2	14.7	15.8	4.85	4.75	4.96
Mortgage	4.5	4.5	4.5	6.13	6.05	6.70
Consumer	4.0	4.1	4.6	10.25	10.11	9.97
Lease financing	0.7	0.7	0.9	8.71	8.61	8.45
Total loans	23.4	24.0	25.8	6.13	6.02	6.28
Total earning assets	$31.5	$32.7	$35.6	5.47%	5.35%	5.54%

Interest bearing deposits	$21.1	$21.8	$23.2	1.78%	1.92%	2.58%
Borrowings	5.1	5.3	6.8	5.22	4.90	4.11
Total interest bearing liabilities	26.2	27.1	30.0	2.45	2.50	2.93
Non-interest bearing sources of funds	5.3	5.6	5.6
Total funds	$31.5	$32.7	$35.6	2.04%	2.07%	2.47%
Net interest spread				3.02%	2.85%	2.61%
Net interest yield (b)				3.43%	3.28%	3.07%
(a) Includes commercial construction loans
(b) Not on a taxable equivalent basis

Net interest yield for the quarter ended March 31, 2010 increased by 15 basis points, compared with the net interest yield for the quarter ended December 31, 2009. This improvement was mainly due to a reduction in the costs of deposits, mainly certificates of deposits and money market accounts, principally resulting from management’s actions to lower the rates paid on certain deposits. Partially offsetting this improvement was an increase in the cost of long-term borrowings, mainly from the higher average cost of certain unsecured senior notes of the Corporation that were subject to an increase in the interest rate because of rating downgrades, including a reset in December 2009.

The reduction in average earning assets for the quarter ended March 31, 2010, compared with the quarter ended December 31, 2009 was mostly due to a decline in the loan portfolio principally in commercial, construction and consumer loans, in part due to lower loan origination activities in credit markets that continue to be tight, loan portfolios running-off in certain business areas which the Corporation exited during 2008 and 2009, and loans charged-off in all categories. Also, a decrease in the average balance of investment securities, in part as a result of prepayments in the mortgage-backed securities portfolio, and a lower balance of short-term investments contributed to the reduction in average earning assets. As shown in the preceding table, the Corporation also experienced a decline in average deposits during the first quarter of 2010, principally certificates of deposits, both in the Corporation’s Puerto Rico and U.S. mainland operations. This decrease was mainly reflected in retail deposits, influenced in part by the continued reduction in the pricing of certificates of deposits, and in brokered certificates of deposit due to maturities during the quarter ended March 31, 2010.

The decrease in net interest income for the first quarter of 2010, compared with the same quarter of 2009, was primarily due to lower average balances of earning assets, principally loans and investment securities, partially offset by the impact of lower average volume of borrowings and time deposits. The decline in the average volume of loans was principally in commercial, lease financing and consumer loans. This was influenced by lower origination activity, loan charge-offs, the sale of most of the lease financing portfolio in the U.S. mainland operations in early 2009, and the impact of the running-off portfolio related to the downsizing or discontinuance of certain loan origination units in the U.S. mainland. The Corporation’s deposit volume and borrowings decreased in part associated with deleverage driven by the reduction in the earning assets they fund. The improvement in the net interest yield for the first quarter of 2010, compared with the same quarter in 2009, was principally due to a decrease in the cost of interest-bearing deposits, partially offset by lower loan yields in the mortgage, commercial and construction loan portfolios associated in part with greater levels of non-accruing loans. Also, negatively impacting the Corporation’s net interest margin for the quarter ended March 31, 2010, compared with the first quarter of 2009, was an increase in the cost of long-term debt. This latter increase was influenced by $16.8 million in interest expense related to the exchange of Series C preferred stock for trust preferred securities, which occurred in August 2009 (this expense was characterized as dividends prior to the exchange), the increase in the cost of certain unsecured medium-term notes due to various credit rating downgrades during 2009, and the maturities during 2009 of term notes that carried a lower cost. These negative variances were partially offset by a reduction in interest expense of $7.4 million due to the exchange of certain of the Corporation’s trust preferred securities for common stock in August 2009.

Credit Quality

As previously indicated, the Corporation’s allowance for loan losses represented 5.53% of loans held-in-portfolio as of March 31, 2010, compared with 5.32% as of December 31, 2009 and 4.19% as of March 31, 2009.

Provision for Loan Losses

The provision for loan losses totaled $240.2 million or 107% of net charge-offs for the quarter ended March 31, 2010, compared with $352.8 million or 118% of net charge-offs for the quarter ended December 31, 2009, and $372.5 million or 188% of net charge-offs for the quarter ended March 31, 2009.

The lower provision for loan losses for the first quarter of 2010, compared with the fourth quarter of 2009, was the result of an $83.8 million decrease in the provision related to the U.S. mainland loan portfolios and $28.8 million in the Puerto Rico operations. The decrease in the U.S. mainland operations was mainly due to lower net charge-offs in the first quarter of 2010 by $30.8 million, principally home equity lines of credit and closed-end second mortgages, and higher reserve provisioning in the fourth quarter of 2009. The decrease in the Puerto Rico operations was primarily attributed to lower net charge-offs by $43.8 million, mainly in the construction and commercial loan portfolios. Also, the decrease in the provision for loan losses for the quarter ended March 31, 2010 when compared to the quarter ended December 31, 2009 was influenced by the abovementioned reduction in loans held-in-portfolio, principally in the U.S. mainland.

When compared with the first quarter of 2009, the provision for loan losses for the first quarter of 2010 decreased by $132.3 million, in spite of an increase of $26.2 million in net charge-offs. This decrease in the provision for loan losses was mainly the result of higher amounts provisioned during 2009, particularly for commercial and construction loans, U.S. mainland non-conventional residential mortgage loans and home equity lines of credit, combined with specific reserves recorded for loans considered impaired. The deteriorated conditions of the Puerto Rico and U.S. economies that prevailed during 2009, declines in property values, and slowdown in consumer spending, negatively impacted the Corporation’s net charge-offs and non-performing assets levels, thus demanding substantial reserve increases in 2009. The decrease of approximately $2.2 billion in loans held-in-portfolio since March 31, 2009, particularly in the commercial, construction and consumer loan portfolios, also contributed to the lower level of provision for loan losses for the first quarter of 2010.

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

(In thousands)	1st Quarter 2010	4th Quarter 2009	1st Quarter 2009
Balance as of the beginning of the period	$1,261,204	$1,207,401	$882,807
Provision for loan losses	240,200	352,771	372,529
	1,501,404	1,560,172	1,255,336
Net loans charged-off:
Commercial	79,117	92,938	41,336
Construction	51,438	92,642	44,808
Lease financing	3,934	4,470	4,958
Mortgage	27,374	30,503	31,148
Consumer	62,505	78,415	75,961
Total net charge-offs	224,368	298,968	198,211
Balance as of the end of the period	$1,277,036	$1,261,204	$1,057,125

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	1st Quarter 2010	4th Quarter 2009	1st Quarter 2009
Commercial	2.54%	2.88%	1.22%
Construction	12.30	20.37	8.16
Lease financing	2.39	2.63	2.73
Mortgage	2.43	2.74	2.83
Consumer	6.27	7.60	6.63
Total	3.85%	4.98%	3.12%

Construction loan net charge-offs experienced a decrease during the quarter ended March 31, 2010 when compared with the fourth quarter of 2009. In the Banco Popular de Puerto Rico (“BPPR”) reportable segment, the construction loan net charge-offs declined by $33.0 million while in the Banco Popular North America (“BPNA”) reportable segment the decline was $8.2 million. These reductions were mainly related to residential development projects, which were charged-off during the fourth quarter of 2009. Most of these credits were previously identified as impaired loans and specific reserves were established in prior quarters. A significant portion of the construction loan net charge-offs in the Corporation’s U.S. mainland operations recorded during the fourth quarter of 2009 were associated with projects located in the South Florida region.

The decrease in commercial loan net charge-offs for the quarter ended March 31, 2010, compared with the quarter ended December 31, 2009, was attributed to the BPPR reportable segment by $10.1 million and the BPNA reportable segment by $3.7 million.

The decrease in consumer loans net charge-offs for the quarter ended March 31, 2010, compared with the quarter ended December 31, 2009, was primarily associated with E-LOAN’s home equity lines of credit and closed-end second mortgages, which constitute running-off loan portfolios. These portfolios have experienced recent improved delinquency trends. Consumer loans net charge-offs in the BPPR reportable segment decreased in the first quarter of 2010, compared with the fourth quarter of 2009, reflecting favorable delinquency trends in some portfolios.

The decrease in mortgage loans net charge-offs for the quarter ended March 31, 2010, compared with the quarter ended December 31, 2009, was mainly related to the U.S. mainland non-conventional mortgage business. Such reduction was offset by an increase in the BPPR reportable segment, which has continued to be negatively impacted by the sustained economic deterioration in Puerto Rico. The Corporation’s net charge-off ratios for mortgages in Puerto Rico and the U.S. mainland operations for the quarter ended March 31, 2010 were 0.47% and 6.59%, respectively, compared with 0.36% and 7.42% for the quarter ended December 31, 2009.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”):

(Dollars in thousands)	March 31, 2010	As a percentage of loans HIP by category	December 31, 2009	As a percentage of loans HIP by category	March 31, 2009	As a percentage of loans HIP by category
Commercial	$836,509	6.8%	$836,728	6.6%	$524,577	3.9%
Construction	852,095	52.6	854,937	49.6	435,383	20.2
Lease financing	7,837	1.2	9,655	1.4	13,270	1.8
Mortgage	558,384	12.0	510,847	11.1	352,812	7.8
Consumer	58,431	1.5	64,185	1.6	77,860	1.7
Total non-performing loans	2,313,256	10.0%	2,276,352	9.6%	1,403,902	5.6%
Other real estate	134,887		125,483		95,773
Total non-performing assets	$2,448,143		$2,401,835		$1,499,675
Non-performing assets to total assets	7.24%		6.91%		3.98%
Allowance for loan losses to loans held-in-portfolio	5.53		5.32		4.19
Allowance for loan losses to non-performing loans	55.21		55.40		75.30

The increases from December 31, 2009 to March 31, 2010 in non-performing loans were concentrated in residential mortgage loans, principally in the BPPR reportable segment by $65.6 million, partially offset by a reduction in the BPNA reportable segment of $18.4 million. Deteriorated economic conditions in Puerto Rico have continued to adversely impact the mortgage delinquency rates. Also, construction loans in non-performing status in the BPPR reportable segment increased by $24.7 million offset by a reduction in the BPNA reportable segment of $27.5 million. At the consolidated level, the commercial, construction, consumer and lease financing non-performing loans as of March 31, 2010 decreased slightly compared with December 31, 2009. The increase in total non-performing loans as a percentage of total loans held-in-portfolio from December 31, 2009 to March 31, 2010 was mostly influenced by the rise in the level of non-performing mortgage loans and decreases in the commercial, construction and consumer loan portfolios. Refer to the Balance Sheet Comments section of this news release for a breakdown of the loan portfolio by major loan categories.

As of March 31, 2010, non-performing loans secured by real estate amounted to $1.4 billion or 16.03% of total loans secured by real estate in the Puerto Rico operations and $658 million or 10.47%, respectively, in the U.S. mainland operations. These figures compare to $1.3 billion or 14.9% in the Puerto Rico operations and $697 million or 10.7% in the U.S. mainland operations as of December 31, 2009.

The Corporation’s commercial loan portfolio secured by commercial real estate (“CRE”), excluding construction loans, amounted to $7.4 billion as of March 31, 2010, of which $3.3 billion was secured with owner occupied properties, compared with $7.5 billion and $3.4 billion, respectively, as of December 31, 2009. CRE non-performing loans amounted to $597 million, or 8.10% of CRE loans as of March 31, 2010 compared to $557 million, or 7.41% as of December 31, 2009. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 9.18% and 6.85%, respectively, as of March 31, 2010, compared with 8.29% and 6.39%, respectively, as of December 31, 2009.

Allowance for Loan Losses

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”) as of March 31, 2010 and December 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance:

MARCH 31, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$120,419	$160,395	-	$64,791	-	$345,605
Impaired loans	662,697	841,043	-	251,239	-	1,754,979
Specific ALLL to impaired loans	18.17%	19.07%	-	25.79%	-	19.69%
General ALLL	$342,023	$186,849	$18,653	$100,081	$283,825	$931,431
Loans held-in-portfolio, excluding impaired loans	11,587,894	777,785	653,734	4,397,984	3,905,923	21,323,320
General ALLL to loans held-in-portfolio, excluding impaired loans	2.95%	24.02%	2.85%	2.28%	7.27%	4.37%
Total ALLL	$462,442	$347,244	$18,653	$164,872	$283,825	$1,277,036
Total loans held-in-portfolio	12,250,591	1,618,828	653,734	4,649,223	3,905,923	23,078,299
ALLL to loans held-in-portfolio	3.77%	21.45%	2.85%	3.55%	7.27%	5.53%

DECEMBER 31, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$108,769	$162,907	-	$52,211	-	$323,887
Impaired loans	645,513	841,361	-	186,747	-	1,673,621
Specific ALLL to impaired loans	16.85%	19.36%	-	27.96%	-	19.35%
General ALLL	$328,940	$178,412	$18,558	$102,400	$309,007	$937,317
Loans held-in-portfolio, excluding impaired loans	12,018,546	883,012	675,629	4,416,498	4,045,807	22,039,492
General ALLL to loans held-in-portfolio, excluding impaired loans	2.74%	20.20%	2.75%	2.32%	7.64%	4.25%
Total ALLL	$437,709	$341,319	$18,558	$154,611	$309,007	$1,261,204
Total loans held-in-portfolio	12,664,059	1,724,373	675,629	4,603,245	4,045,807	23,713,113
ALLL to loans held-in-portfolio	3.46%	19.79%	2.75%	3.36%	7.64%	5.32%

The increase in the allowance for loan losses from December 31, 2009 to March 31, 2010 was primarily attributable to increased reserves for commercial and mortgage loans, partially offset by a decline in the reserve for consumer loans. The construction loan portfolio continues to maintain the highest allowance coverage due to the persistent deterioration of the economic and housing market conditions in Puerto Rico, and also in the U.S. mainland. The increase in the allowance for loan losses for the commercial loan portfolio as of March 31, 2010 was mainly attributed to BPNA. The increase in the allowance for loan losses for mortgage loans from December 31, 2009 to March 31, 2010 was influenced by the high level of delinquent mortgages and higher loss severity, particularly in Puerto Rico. The reduction in the allowance for loan losses for the consumer loan portfolio was mainly driven by recent improved performance trends in certain portfolios combined with portfolio reductions in the Puerto Rico and U.S. mainland operations.

The Corporation’s recorded investment in commercial, construction and mortgage loans that were individually evaluated for impairment and the related allowance for loan losses as of March 31, 2010, December 31, 2009, and March 31, 2009 were:

	March 31, 2010		December 31, 2009		March 31, 2009
(In millions)	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses
Impaired loans:
Allowance for loan losses required	$1,329.0	$345.6	$1,263.3	$323.9	$903.1	$279.2
No allowance for loan losses required	426.0	-	410.3	-	238.6	-
Total impaired loans	$1,755.0	$345.6	$1,673.6	$323.9	$1,141.7	$279.2

The following tables set forth an analysis of the activity in the specific reserves for impaired loans for the quarters ended March 31, 2010, December 31, 2009 and March 31, 2009:

	For the quarter ended March 31, 2010
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of December 31, 2009	$108,769	$162,907	$52,211	$323,887
Provision for impaired loans	50,750	48,429	18,981	118,160
Less: Net charge-offs	39,100	50,941	6,401	96,442
Specific ALLL as of March 31, 2010	$120,419	$160,395	$64,791	$345,605

	For the quarter ended December 31, 2009
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of October 1, 2009	$106,701	$171,031	$35,492	$313,224
Provision for impaired loans	45,370	84,155	25,188	154,713
Less: Net charge-offs	43,302	92,279	8,469	144,050
Specific ALLL as of December 31, 2009	$108,769	$162,907	$52,211	$323,887

	For the quarter ended March 31, 2009
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of January 1, 2009	$61,261	$119,566	$13,895	$194,722
Provision for impaired loans	35,409	95,213	13,958	144,580
Less: Net charge-offs	16,743	37,571	5,792	60,106
Specific ALLL as of March 31, 2009	$79,927	$177,208	$22,061	$279,196

The Corporation’s specific allowance for loans losses as of March 31, 2010 increased by $22 million when compared with December 31, 2009, primarily attributed to the commercial and mortgage loan portfolios. For the quarter ended March 31, 2010, total net charge-offs for individually evaluated impaired loans amounted to approximately $96.4 million, principally from the BPNA reportable segment. These net charge-offs for the quarter ended March 31, 2010 consisted mostly of construction loan net charge-offs of $50.9 million, of which $26.3 million pertained to the BPPR reportable segment and $24.6 million to the BPNA reportable segment.

Due to the weakened economic conditions, the Corporation’s credit quality will continue to remain stressed in 2010, principally in mortgage-related assets. The sustained low absorption levels could result in further deterioration in property values, particularly in Puerto Rico.

Non-interest Income

Non-interest income totaled $157.9 million for the quarter ended March 31, 2010 compared with $175.9 million for the quarter ended December 31, 2009 and $334.7 million for the quarter ended March 31, 2009.

The decrease of $18.0 million in non-interest income for the quarter ended March 31, 2010, compared with the quarter ended December 31, 2009, was principally due to an unfavorable variance in the caption of loss on sale of loans by $13.2 million. The non-interest income for the first quarter of 2010 was reduced by a charge of $15.7 million to increase the loss indemnity reserve for mortgage loans that had been previously sold with credit recourse by the Corporation’s Puerto Rico operations. The increase in the indemnity reserve was driven by higher delinquency and loss severity levels. Also, the decrease in non-interest income for such periods was influenced by an unfavorable variance in trading account profit in the Puerto Rico operations by $8.7 million, mostly related to the mortgage banking business.

The decrease of $176.9 million in non-interest income for the quarter ended March 31, 2010, compared with the same quarter in 2009, was mostly driven by lower net gains on the sale and valuation adjustments of investment securities by $176.1 million. Non-interest income for the first quarter of 2009 included gains of $182.7 million associated with the sale of $3.4 billion of investment securities by BPPR, partially offset by other-than-temporary impairment losses on certain equity securities.

Operating Expenses

Operating expenses totaled $280.9 million for the quarter ended March 31, 2010, compared with $298.8 million for the quarter ended December 31, 2009 and $304.2 million for the quarter ended March 31, 2009.

The decrease of $17.9 million in operating expenses for the first quarter of 2010, compared with the fourth quarter of 2009, was principally associated with lower business promotion, professional fees and valuation adjustments on other real estate properties.

The decrease of $23.3 million in operating expenses for the quarter ended March 31, 2010 when compared with the same quarter of the previous year was principally due to lower personnel costs by $24.4 million. The reduction in personnel costs included reductions associated with the pension, postretirement medical and savings plans, as well as a reduction in salaries in part due to headcount reduction, principally in the U.S. mainland operations. Full time equivalent employees were 9,373 as of March 31, 2010, compared with 10,186 as of March 31, 2009.

Income Taxes

Income tax benefit amounted to $9.3 million for the quarter ended March 31, 2010, compared with an income tax expense of $6.9 million for the quarter ended December 31, 2009 and income tax benefit of $26.9 million for the quarter ended March 31, 2009.

The variance in income tax for the first quarter of 2010 when compared with the fourth quarter of 2009 was mainly due to the recognition of previously unrecognized tax benefits amounting to $14.3 million during the quarter ended March 2010.

The decrease in income tax benefit for the first quarter of 2010 when compared with the same quarter in 2009 was primarily due to lower capital gain income subject to a preferential tax rate of 15% in Puerto Rico and a reduction in net exempt interest income. Also, during the first quarter of 2009, a tax benefit was recognized due to the increase in the deferred tax asset as a result of the temporary increase in the statutory tax rate applicable to Puerto Rico operations. In addition, during the quarter ended March 2009 there was a higher reversal in the U.S. mainland valuation allowance due to the carryback of the net operating losses.

Balance Sheet Comments:

The accompanying Exhibit A provides information on the principal categories of the Corporation’s balance sheet as of March 31, 2010, December 31, 2009 and March 31, 2009, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $6.7 billion as of March 31, 2010, compared with $6.9 billion as of December 31, 2009 and $7.3 billion as of March 31, 2009. The portfolio primarily consists of very liquid, high quality securities. The reduction in investment securities from December 31, 2009 to March 31, 2010 was principally in mortgage-backed securities and collateralized mortgage obligations and was impacted mostly by prepayments. The decline in the investment securities from March 31, 2009 to the same date in 2010 was mainly associated with sales, maturities and prepayments of investment securities. The proceeds from these activities were not fully reinvested as part of a strategy to deleverage the balance sheet.

Loans

A breakdown of the Corporation’s loan portfolio as of period-end, which represents the principal category of earning assets, follows:

(In billions)	March 31, 2010	December 31, 2009	Variance	March 31, 2009	Variance

Commercial	$12.3	$12.7	($0.4)	$13.4	($1.1)
Construction	1.6	1.7	(0.1)	2.2	(0.6)
Mortgage	4.7	4.7	-	4.7	-
Consumer	3.9	4.0	(0.1)	4.5	(0.6)
Lease financing	0.7	0.7	-	0.8	(0.1)
Total loans	$23.2	$23.8	($0.6)	$25.6	($2.4)

The reduction in commercial and construction loans between December 31, 2009 and March 31, 2010 was principally due to slow loan origination activity and credit markets continuing to be tight, as well as net charge-offs for the quarter. Also, the decrease in the commercial loan portfolio was associated with the Corporation’s decision to exit or downsize certain business lines at BPNA, which portfolios are currently in a run-off mode. Overall, the reduction in loans held-in-portfolio from December 31, 2009 to March 31, 2010 was also impacted by the $224.4 million in loans charged-off during the quarter ended March 31, 2010.

The reductions in commercial and construction loans from March 31, 2009 to March 31, 2010 were associated with similar factors described above as well as high levels of loan charge-offs. The decline in the consumer loan portfolio was mainly related to run-off of existing portfolios, principally exited lines of businesses at the BPNA operations, including E-LOAN, and Popular Finance, as well as the reduction caused by the consumer loan net charge-offs and a decline in the Puerto Rico’s auto loan portfolio.

Deposits

A breakdown of the Corporation’s deposits as of period-end follows:

(In billions)	March 31, 2010	December 31, 2009	Variance	March 31, 2009	Variance

Demand *	$5.1	$5.1	-	$4.9	$0.2
Savings	9.8	9.6	$0.2	9.7	0.1
Time	10.5	11.2	(0.7)	12.5	(2.0)
Total deposits	$25.4	$25.9	($0.5)	$27.1	($1.7)
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.4 billion as of March 31, 2010 compared with $2.7 billion as of December 31, 2009 and March 31, 2009.

The decrease in time deposits from December 31, 2009 to March 31, 2010, excluding brokered certificates of deposit, occurred both in the Corporation’s Puerto Rico and U.S. mainland operations. The reduction in time deposits was principally in retail deposits influenced in part by the continued reduction in the pricing of certificates of deposit. There was also a decrease in time deposits for corporate accounts, which was offset by increases in commercial savings accounts.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of March 31, 2010, December 31, 2009 and March 31, 2009.

The Corporation’s borrowings amounted to $5.0 billion as of March 31, 2010, compared with $5.3 billion as of December 31, 2009 and $6.3 billion as of March 31, 2009. The reduction in borrowings from March 31, 2009 to March 31, 2010 was the result of the decline in earning assets and management’s determination to deleverage the Corporation’s balance sheet through a reduction in borrowings, principally from the maturity of unsecured senior debt of Popular North America and repurchase agreements.

Stockholders’ equity totaled $2.5 billion as of March 31, 2010 and December 31, 2009, compared with $3.1 billion as of March 31, 2009. The decrease in stockholders’ equity from March 31, 2009 to March 31, 2010 was mainly related to the net loss recorded during 2009 and first quarter of 2010.

Popular, Inc.'s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2010. Below is a summary of the Corporation’s regulatory capital ratios as of March 31, 2010 and December 31, 2009. Also, the table includes the estimated pro-forma capital ratios as of March 31, 2010, assuming the Corporation’s offering of $1.15 billion of depository shares had been completed as of March 31, 2010.

	March 31, 2010	December 31, 2009	Minimum required	Pro-forma March 31, 2010

Tier 1 risk-based capital	9.51%	9.81%	4.00%	13.95%
Total risk-based capital	10.96%	11.13%	8.00%	15.25%
Tier 1 leverage	7.34%	7.50%	3.00% - 4.00%	10.75%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s tangible common equity amounted to $1.8 billion as of March 31, 2010 and December 31, 2009. The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 6.12% as of March 31, 2010 and 6.39% as of December 31, 2009.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measures:

The tables below present a reconciliation of tangible common equity to total stockholders’ equity and Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of total stockholders’ equity to tangible common equity:

(In thousands)	March 31, 2010	December 31, 2009
Total stockholders’ equity	$2,487,201	$2,538,817
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(604,349)	(604,349)
Less: Other intangibles	(41,762)	(43,803)
Total tangible common equity	$1,790,930	$1,840,505

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(In thousands)	March 31, 2010	December 31, 2009
Common stockholders’ equity	$2,437,041	$2,488,657
Less: Unrealized gains on available for sale securities, net of tax (1)	(122,325)	(91,068)
Less: Disallowed deferred tax assets (2)	(210,142)	(179,655)
Less: Intangible assets:
Goodwill	(604,349)	(604,349)
Other disallowed intangibles	(14,467)	(18,056)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(2,220)	(2,343)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	78,373	78,488
Total Tier 1 common equity	$1,561,911	$1,671,674
(1)	In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
(2)	Approximately $165 million of the Corporation’s $366 million of net deferred tax assets as of March 31, 2010 ($186 million and $364 million, respectively as of December 31, 2009), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $210 million of such assets as of March 31, 2010 ($180 million as of December 31, 2009) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $9 million of the Corporation’s other net deferred tax assets as of March 31, 2010 ($2 million as of December 31, 2009) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.
(3)	The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 38th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular provides processing technology services through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

Exhibits A and B follow

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended March 31,		1st Quarter 2010 vs 2009	Quarter ended December 31,	1st Quarter 2010 vs 4th Quarter 2009

	2010	2009	$ Variance	2009	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$427,195	$489,192	($61,997)	$440,296	($13,101)
Interest expense	158,278	216,706	(58,428)	170,978	(12,700)

Net interest income	268,917	272,486	(3,569)	269,318	(401)
Provision for loan losses	240,200	372,529	(132,329)	352,771	(112,571)

Net interest income after provision for loan losses	28,717	(100,043)	128,760	(83,453)	112,170

Net gain (loss) on sale and valuation adjustments of investment securities	81	176,146	(176,065)	(1,246)	1,327
Trading account (loss) profit	(223)	6,823	(7,046)	8,499	(8,722)
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(12,222)	(13,813)	1,591	934	(13,156)
Other non-interest income	170,230	165,575	4,655	167,700	2,530

Total non-interest income	157,866	334,731	(176,865)	175,887	(18,021)

Personnel costs	120,932	145,291	(24,359)	121,219	(287)
Other operating expenses	159,981	158,906	1,075	177,535	(17,554)

Total operating expenses	280,913	304,197	(23,284)	298,754	(17,841)

Loss from continuing operations before income tax	(94,330)	(69,509)	(24,821)	(206,320)	111,990
Income tax (benefit) expense	(9,275)	(26,933)	17,658	6,907	(16,182)

Loss from continuing operations, net of income tax	(85,055)	(42,576)	(42,479)	(213,227)	128,172
Loss from discontinued operations, net of income tax (1)	-	(9,946)	9,946	-	-

Net loss	($85,055)	($52,522)	($32,533)	($213,227)	$128,172

Net loss applicable to common stock	($85,055)	($77,200)	($7,855)	($213,227)	$128,172

Net loss per common share:
Basic and diluted net loss per common share from continuing operations	($0.13)	($0.24)		($0.33)
Basic and diluted net loss per common share from discontinued operations	-	($0.03)		-
Basic and diluted net loss per common share - Total	($0.13)	($0.27)		($0.33)

Dividends declared per common share	-	$0.02		-

Average common shares outstanding	639,003,599	281,834,434		639,401,594
Average common shares outstanding - assuming dilution	639,003,599	281,834,434		639,401,594
Common shares outstanding at end of period	639,539,900	282,034,819		639,540,105

Market value per common share	$2.91	$2.16		$2.26
Book value per common share	$3.81	$5.84		$3.89

Market Capitalization --- (In millions)	$1,861	$609		$1,445

Selected Average Balances --- (In millions)
Total assets	$33,916	$38,437	($4,521)	$35,025	($1,109)
Stockholders' equity	2,419	3,113	(694)	2,530	(111)

Selected Financial Data at Period-End --- (In millions)
Total assets	$33,832	$37,709	($3,877)	$34,736	($904)
Loans (2)	23,185	25,553	(2,368)	23,804	(619)
Earning assets (2)	31,472	35,180	(3,708)	32,341	(869)
Deposits	25,360	27,150	(1,790)	25,925	(565)
Borrowings	5,044	6,311	(1,267)	5,289	(245)
Interest bearing liabilities	25,928	29,088	(3,160)	26,718	(790)
Stockholders' equity	2,487	3,132	(645)	2,539	(52)

Performance Ratios
Net interest yield from continuing operations (3)	3.43%	3.07%		3.28%
Return on assets	(1.02)	(0.55)		(2.42)
Return on common equity	(14.56)	(19.13)		(34.12)

Credit Quality Data --- (Dollars in millions)
Non-performing loans (4)	$2,313.3	$1,403.9	$909.4	$2,276.4	$36.9
Non-performing loans to loans held-in-portfolio (4)	10.02%	5.56%		9.60%
Allowance for loan losses to non-performing loans (4)	55.21	75.30		55.40
Allowance for loan losses to loans held-in-portfolio	5.53	4.19		5.32

(1) Represents financial results for the discontinued operations of Popular Financial Holdings.
(2) Includes $7 million in loans from discontinued operations as of March 31, 2009.
(3) Not on a taxable equivalent basis.
(4) Non-performing loans ("NPL") exclude $3 million in NPL from discontinued operations as of March 31, 2009.

Notes: Certain reclassifications may have been made to prior periods to conform with this quarter presentation.

EXHIBIT B

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended March 31, 2010
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$219,363	$78,854	($227)	-	$297,990
Provision for loan losses	108,372	131,828	-	-	240,200

Net interest income after provision for loan losses	110,991	(52,974)	(227)	-	57,790

Net gain (loss) on sale and valuation adjustments of investment securities	87	(6)	-	-	81
Trading account loss	(223)	-	-	-	(223)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(10,715)	(1,460)	-	-	(12,175)
Other non-interest income (service charges on deposits, other service fees and other)	121,568	18,025	62,197	($37,450)	164,340

Total non-interest income	110,717	16,559	62,197	(37,450)	152,023

Personnel costs	69,341	23,933	20,578	(119)	113,733
Other operating expenses	124,326	43,036	24,100	(37,336)	154,126

Total operating expenses	193,667	66,969	44,678	(37,455)	267,859

Income (loss) from continuing operations, before income tax	28,041	(103,384)	17,292	5	(58,046)
Income tax expense	1,015	786	7,113	2	8,916
Income (loss) from continuing operations, net of income tax	27,026	(104,170)	10,179	3	(66,962)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$27,026	($104,170)	$10,179	$3	($66,962)

	Quarter ended March 31, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($29,235)	$162	$268,917
Provision for loan losses	-	-	240,200

Net interest income after provision for loan losses	(29,235)	162	28,717

Net gain on sale and valuation adjustments of investment securities	-	-	81
Trading account loss	-	-	(223)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(47)	-	(12,222)
Other non-interest income (service charges on deposits, other service fees and other)	6,595	(705)	170,230

Total non-interest income	6,548	(705)	157,866

Personnel costs	7,288	(89)	120,932
Other operating expenses	6,994	(1,139)	159,981

Total operating expenses	14,282	(1,228)	280,913

Loss from continuing operations, before income tax	(36,969)	685	(94,330)
Income tax benefit	(18,406)	215	(9,275)
Loss from continuing operations, net of income tax	(18,563)	470	(85,055)
Loss from discontinued operations, net of income tax	-	-	-

Net loss	($18,563)	$470	($85,055)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended December 31, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$216,044	$80,540	($274)	$0	$296,310
Provision for loan losses	137,189	215,582	-	-	352,771

Net interest income after provision for loan losses	78,855	(135,042)	(274)	-	(56,461)

Net gain (loss) on sale and valuation adjustments of investment securities	10	(484)	-	-	(474)
Trading account profit	8,499	-	-	-	8,499
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	208	(6,666)	-	-	(6,458)
Other non-interest income (service charges on deposits, other service fees and other)	117,870	21,489	63,877	(37,015)	166,221

Total non-interest income	126,587	14,339	63,877	(37,015)	167,788

Personnel costs	75,617	21,884	19,261	(354)	116,408
Other operating expenses	130,344	44,852	25,763	(36,619)	164,340

Total operating expenses	205,961	66,736	45,024	(36,973)	280,748

(Loss) income from continuing operations, before income tax	(519)	(187,439)	18,579	(42)	(169,421)
Income tax expense (benefit)	5,341	(19,204)	7,247	(17)	(6,633)
(Loss) income from continuing operations, net of income tax	(5,860)	(168,235)	11,332	(25)	(162,788)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net (loss) income	($5,860)	($168,235)	$11,332	($25)	($162,788)

	Quarter ended December 31, 2009
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($27,188)	$196	$269,318
Provision for loan losses	-	-	352,771

Net interest income after provision for loan losses	(27,188)	196	(83,453)

Net loss on sale and valuation adjustments of investment securities	(772)	-	(1,246)
Trading account profit	-	-	8,499
Gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	7,392	-	934
Other non-interest income (service charges on deposits, other service fees and other)	3,846	(2,367)	167,700

Total non-interest income	10,466	(2,367)	175,887

Personnel costs	4,811	-	121,219
Other operating expenses	14,942	(1,747)	177,535

Total operating expenses	19,753	(1,747)	298,754

Loss from continuing operations, before income tax	(36,475)	(424)	(206,320)
Income tax expense	13,758	(218)	6,907
Loss from continuing operations, net of income tax	(50,233)	(206)	(213,227)
Loss from discontinued operations, net of income tax	-	-	-

Net loss	($50,233)	($206)	($213,227)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended March 31, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$216,162	$76,520	($245)	$0	$292,437
Provision for loan losses	151,334	221,195	-	-	372,529

Net interest income after provision for loan losses	64,828	(144,675)	(245)	-	(80,092)

Net gain on sale and valuation adjustments of investment securities	182,735	-	-	-	182,735
Trading account profit	6,823	-	-	-	6,823
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	6,649	(20,462)	-	-	(13,813)
Other non-interest income (service charges on deposits, other service fees and other)	114,614	24,233	61,528	(36,269)	164,106

Total non-interest income	310,821	3,771	61,528	(36,269)	339,851

Personnel costs	77,346	37,411	22,153	(229)	136,681
Other operating expenses	121,576	44,194	24,137	(35,958)	153,949

Total operating expenses	198,922	81,605	46,290	(36,187)	290,630

Income (loss) from continuing operations, before income tax	176,727	(222,509)	14,993	(82)	(30,871)
Income tax (benefit) expense	(3,084)	(9,033)	5,112	(32)	(7,037)
Income (loss) from continuing operations, net of income tax	179,811	(213,476)	9,881	(50)	(23,834)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$179,811	($213,476)	$9,881	($50)	($23,834)

	Quarter ended March 31, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($20,217)	$266	$272,486
Provision for loan losses	-	-	372,529

Net interest income after provision for loan losses	(20,217)	266	(100,043)

Net (loss) gain on sale and valuation adjustments of investment securities	(6,589)	-	176,146
Trading account profit	-	-	6,823
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(13,813)
Other non-interest income (service charges on deposits, other service fees and other)	2,994	(1,525)	165,575

Total non-interest income (loss)	(3,595)	(1,525)	334,731

Personnel costs	8,610	-	145,291
Other operating expenses	6,926	(1,969)	158,906

Total operating expenses	15,536	(1,969)	304,197

Loss from continuing operations, before income tax	(39,348)	710	(69,509)
Income tax benefit	(20,173)	277	(26,933)
Loss from continuing operations, net of income tax	(19,175)	433	(42,576)
Loss from discontinued operations, net of income tax	-	(9,946)	(9,946)

Net loss	($19,175)	(9,513)	($52,522)

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, Chief Financial Officer, Senior Executive Vice President, 787-754-1685
or
Media Relations:
Teruca Rullán, Senior Vice President, Corporate Communications, 787-281-5170 or 917-679-3596 (mobile)